PROXY



                   PENTECH INTERNATIONAL, INC.
                                                       [LOGO]
                        195 Carter Drive
                   Edison, New Jersey  08817

     This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned, revoking all previous proxies, hereby appoints Norman Melnick, David Melnick and Richard S. Kalin, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Pentech International, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on April 30, 1996 at 10:00 A.M. in the Clarion Hotel, 2055 Lincoln Highway, Edison, New Jersey 08817, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting, Proxy Statement and the Company's 1995 Annual Report.

1.   ELECTION OF DIRECTORS
     FOR all nominees listed       Withhold Authority to vote
     below (except as marked       for all nominees listed
     to the contrary below)        below

     (Instruction: To withhold authority to vote for an individual nominee strike a line through such nominee's name from the list below.)

     ROY L. BOE, JERRY DELLA FEMINA, JOHN W. LINSTER, RICHARD
     S. KALIN, JOHN F. KUYPERS, DAVID MELNICK AND NORMAN
     MELNICK.

2.   IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY
     PROPERLY COME BEFORE THE MEETING.

     FOR                           AGAINST


     PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR Proposals 1 and 2.

Date:                      , 1996




(Signature)



(Signature, if held jointly)


Where stock is registered in the names
of two or more persons ALL should sign.
Signature(s) should correspond exactly
with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.




     Requests for copies of proxy materials, the Company's Annual Report for its fiscal year ended September 30, 1995 or the Company's Annual Report for its fiscal year ended September 30, 1995 on Form 10-K should be addressed to Shareholder Relations, Pentech International, Inc., 195 Carter Drive, Edison, New Jersey 08817. This material will be furnished without charge to any shareholder requesting it.

                  PENTECH INTERNATIONAL, INC.
                    (a Delaware corporation)              [LOGO]


                      NOTICE OF 1996 ANNUAL
                  MEETING OF SHAREHOLDERS TO BE
              HELD AT 10:00 A.M. ON APRIL 30, 1996


To the Shareholders of
PENTECH INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders (the "Meeting") of PENTECH INTERNATIONAL, INC. (the "Company") will be held on April 30, 1996 at 10:00 A.M. in the Clarion Hotel, 2055 Lincoln Highway, Edison, New Jersey, to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

     1.   The election of seven directors; and

     2. Such other matters as may properly come before the Meeting.

     The Board of Directors has fixed March 5, 1996 at the close of business, as the record date for the determination of shareholders entitled to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of shareholders entitled to vote at the Meeting shall be available for examination by any shareholder, for any purpose germane to the Meeting, during ordinary business hours from March 30, 1996 until the Meeting at the offices of the Company. This list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors


                              Richard S. Kalin, Secretary

Date: March 11, 1996
                   PENTECH INTERNATIONAL, INC.
                        195 Carter Drive
Edison, New Jersey  08817
                                                      [Logo]



                         PROXY STATEMENT


               1996 ANNUAL MEETING OF SHAREHOLDERS
           TO BE HELD AT 10:00 A.M. ON APRIL 30, 1996

     The enclosed proxy is solicited by the management of PENTECH INTERNATIONAL, INC. (the "Company") in connection with the 1996 Annual Meeting of Shareholders (the "Meeting") to be held on April 30, 1996 at 10:00 A.M. in the Clarion Hotel, 2055 Lincoln Highway, Edison, New Jersey 08817 and any adjournment thereof. The Board of Directors has set March 5, 1996 at the close of business as the record date for the determination of shareholders entitled to vote at the Meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) The election of the seven persons listed herein as directors of the Company; and

     (2) Such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's Annual Report to Shareholders for its fiscal year ended September 30, 1995 (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only shareholders of record of the Company's 10,615,758 shares of Common Stock (the "Common Stock") outstanding at the close of business on March 5, 1996 will be entitled to vote.
Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The proxy statement, the attached notice of meeting, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about March 10, 1996. The mailing address of the Company's principal executive offices is 195 Carter Drive, Edison, New Jersey 08817.


                    1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a majority of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his respective successor is elected and qualified. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

          o    Roy L. Boe
          o    Jerry Della Femina
          o    John W. Linster
          o    Richard S. Kalin
          o    John F. Kuypers
          o    David Melnick
          o    Norman Melnick

     Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

Information Regarding Officers, Directors and Nominees for
Election

     The following is certain information regarding nominees, current directors and executive officers of the Company:

                              Position with     Year became
Name                Age        the Company   Officer or Director

Norman Melnick      64        Chairman                 1984

John W. Linster     51        President and Chief      1995
                              Executive Officer

David Melnick       37        Chief Operating          1984
                              Officer and Director

John F. Kuypers     37        Executive Vice
                              President-Marketing      1991
                              and Director
Richard S. Kalin    41        Secretary and Director   1984

William Visone      32        Treasurer, Chief         1992
                                                       Financial
Officer

Roy L. Boe          65        Director                 1994

Jerry Della Femina  59        Director                 1994

     Norman Melnick.  Mr. Norman Melnick, a founder of the
Company, has been Chairman of the Company since its inception in April 1984. He was CEO until November 1995. Mr. Norman Melnick is Mr. David Melnick's father.

     John W. Linster. Mr. John Linster was elected President and Chief Executive Officer of the Company in November 1995. Prior to that, from July 1973 to March 1995, he was employed at Avery Dennison Corp. in various positions including Vice President, General Manager Mass Market. During his career at Avery Dennison, he founded the Mass Market business and built it into a profitable $110 million business.

     David Melnick. Mr. David Melnick, a founder of the Company, has been a Director of the Company since its inception in April
1984.  He was President until November 1995 when he was elected
Chief Operating Officer.

     John F. Kuypers. Mr. Kuypers has been employed by the Company since September 1991 as Executive Vice President - Marketing. Prior to his employment with the Company in September 1991, Mr. Kuypers was Executive Vice President of Marketing for W.T. Rogers, a manufacturer and marketer of office products, a position he had held for more than five years prior to his employment with the Company.

     Richard S. Kalin. Mr. Kalin has been Secretary and Director of the Company since its inception in April 1984. He is Chairman, Secretary and Director of Micronetics Wireless, Inc., a manufacturer of wireless network components and Secretary and Director of Wanderlust Interactive, Inc., a CD ROM developer. He has been engaged in the private practice of law since November 1983 and currently is a founding partner of Kalin & Banner, a New York law firm.

     William Visone. Mr. Visone has been employed by the Company since January 1992 initially as Controller and presently as Chief Financial Officer. Prior to his employment with the Company, Mr. Visone served as a certified public accountant for more than six years with Coopers & Lybrand. In April 1992, Mr. Visone was elected Treasurer.

    Roy L. Boe. Mr. Boe has been President of the Worcester Icecats, Inc. since its inception in 1994. The Worcester Icecats are a semi-professional ice hockey team located in Worcester, Massachusetts. He has also been President of the North American Sports Group (the "Group") since its inception in December 1987. The Group advises universities and city governments on matters relating to the acquisition, promotion and development of athletic facilities, teams and franchises within the United States. He is also a director of Micronetics Wireless, Inc.

     Jerry Della Femina. Mr. Della Femina is an owner and the chief executive officer of Jerry & Ketcham Inc., an advertising organization founded in December 1992. He also operates several restaurants and a food market. From 1967 to June 1992, Mr. Della Femina was an owner and chief executive officer of Della Femina Travisano & Partners (which became Della Femina McNamee) which he sold in 1986.

     During the fiscal year ended September 30, 1995 ("Fiscal 1995"), the Board of Directors met on three occasions. Mr. Della Femina did not attend two of the meetings. In addition, the Board of Directors acted once by unanimous consent. The Company has an Executive Committee (the "Executive Committee") which is authorized to make major decisions affecting the Company and an Audit Committee (the "Audit Committee") and a Stock Option Compensation Committee (the "Compensation Committee") which determines compensation and awards stock options. Messrs. Norman and David Melnick and Kalin serve on the Audit Committee which was established in November 1993 and met once during Fiscal 1995. Messrs. Boe, Della Femina and Kalin serve on the Compensation Committee which, during Fiscal 1995, acted once by unanimous consent.

    Executive Compensation

     The following table sets forth for Fiscal 1995, 1994 and 1993, information relating to compensation received by the Company's CEO and by each of the Company's executive officers whose Fiscal 1995 compensation was more than $100,000 per year:

                   SUMMARY COMPENSATION TABLE

                       Annual Compensation        Long Term Compensation

     Name and
     Principal           Fiscal
     Position             Year     Salary ($)     Option Grants


     Norman Melnick      1995      247,500              -
     Chairman            1994      275,000              -
                         1993      275,000           100,000


     John W.             1995(1)       -                -
      Linster
     President and
      Chief Execu-
      tive Officer


     David Melnick       1995      157,500              -
     Chief Operating     1994      175,000              -
       Officer           1993      175,000            50,000



     John F. Kuypers     1995      250,000              -
     Executive Vice      1994      250,000           160,000(2)
     President -         1993      165,211            50,000
      Marketing




(1)  Hired in November 1995.

(2) Exchanged options for 200,000 shares for these options at a reduced option exercise price.

     The aggregate amount of other compensation for each of Messrs. Norman Melnick, Linster, David Melnick and Kuypers did not, in any case, exceed the lesser of $50,000 or ten percent of the total compensation.

     Mr. Linster's employment agreement with the Company commenced in November 1995 and terminates in November 2003. His agreement provides for an annual compensation of $250,000 plus increases based on increases in the Consumer Price Index. It also provides for a Company-supplied automobile, a life insurance policy in the amount of $500,000, and an option to purchase an aggregate of 200,000 shares of Common Stock of the Company, exercisable 25,000 shares per year. Mr. Kuypers' employment agreement with the Company commenced in September 1991 and terminates in September 1999. His agreement provides for an annual compensation at a present rate of $250,000. Both agreements contain a one year restrictive covenant to not compete upon termination of employment and provides for the payment of benefits similar to those paid executives of similarly situated companies.

     Profit Sharing Plan

     During the fiscal year ended September 30, 1987, the Company established a non-contributory profit sharing plan and trust (the "Profit Sharing Plan") which covers all eligible employees, including officers of the Company, who are at least twenty and one-half years of age and have completed one year of service with the Company. In April 1993 the Profit Sharing Plan was converted into a contributory plan (hereinafter the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All money in the Profit Sharing Plan was rolled over into the 401(k) Plan. Each participant's interest for contributions made by the Company vests at the rate of 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service, and 100% after six years of service. The retirement age under the Plan is 65 or after the sixth year of credited service, whichever is later. The Company did not contribute to the 401(k) Plan in Fiscal 1995. The 401(k) Plan also includes certain death benefits and disability benefits. Messrs. Norman Melnick and David Melnick each are fully vested under the 401(k) Plan and Mr. Kuypers has four years of service and is 60% vested.


     Stock Options Plans

     The Company currently has three active stock option plans. The 1984 Incentive Stock Option Plan terminated during Fiscal 1994 (the "1984 Plan"). The 1989 Stock Option Plan was adopted by the Board of Directors on January 5, 1989 and was approved by the shareholders of the Company on April 6, 1989 (the "1989 Plan"). The 1993 Stock Option Plan was adopted by the Board of Directors on January 5, 1993 and was approved by the shareholders of the Company on April 12, 1993 (the "1993 Plan"). The 1995 Stock Option Plan was adopted by the Board of Directors on March 15, 1995 and approved by the shareholders of the Company on May 9, 1995 (the "1995 Plan") (the 1989 Plan, the 1993 Plan and the 1995 Plan are collectively referred to as the "Plans"). Stock options granted under the Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code ("Incentive Options"). The Plans also allow the granting of non-qualified stock options ("Non-Qualified Options") (Incentive Options and Non-Qualified Options are collectively referred to as "Options"). The 1989 Plan additionally allows the granting of limited stock appreciation rights. Under the 1989 Plan, Incentive Options may be granted to the Company's officers and employees. Under the 1993 Plan and the 1995 Plan, Incentive Options may be granted to the Company's employees, consultants, advisors to the Board of Directors and qualified directors.

     The Plans are administered by the Compensation Committee, which has the authority to determine the person to whom Options may be granted, the number of shares of Common Stock to be covered by each Option, the time or times at which the Options may be granted or exercised and for the most part, the terms and provisions of the Options. The exercise price of Options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant (110% of the fair market value if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1989 Plan may not be exercised more than ten years from the date of grant (five years if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1993 Plan may not be exercised more than five years from the date of grant. The 1989 Plan terminates on January 5, 1999. The 1993 Plan terminates on January 4, 2003. The 1995 Plan terminates on January 4, 2005.

     No executive officers were granted stock options under the Plans during Fiscal 1995. The following is cumulative information relating to outstanding options owned by the Company's executive officers.

          Aggregated Option/SAR Exercises in Last Fiscal Year
                     and FY-End Option/SAR Values


                         Number of              Unexercised
                         Unexercised            In-the-Money
                         Options/               Options/SARs
                         at FY-End (#)          at FY-End ($)
                         Exercisable/           Exercisable/
 Name                    Unexercisable          Unexercisable(1)

 Norman Melnick           17,800/82,200             0/0

 David Melnick            17,000/37,000             0/0

 Richard S. Kalin         25,000/0                  0/0

 John F. Kuypers         132,000/101,000            0/0

 William Visone           28,000/22,000             0/0


     (1)  Represents fair market value of Common Stock at January 10,
1996
          of $2.00 as reported by NASDAQ, less the exercise price.

Additional Information with Respect to Compensation

     The compensation for each executive officer is determined by the Board of Directors. Members of the Board of Directors, consisting of Messrs. Norman Melnick, David Melnick, Kalin and Kuypers, Boe and Della Femina deliberated in determining compensation and unanimously agreed on the compensation to be awarded each executive officer.

     In reaching its determination, the Board considers factors such as performance of the individual and performance of the Company, as a whole, as well as comparable compensation paid to executives at other similarly situated companies. The Board also considers stock price, cash flow, revenues, net income and other factors in arriving at its compensation determinations. The Board believes that compensation should be structured so as to provide incentives to the Company's officers to enhance the long-term profitability of the Company. It is the Board's view that increases in revenues, net income, cash flow and market share improve shareholder market value. As a result, in making its compensation determinations, the Board attempts to align the financial interests of the Company's officers with those of its shareholders. Based on these factors, during Fiscal 1995, no executive officer received any increase in his salary. Norman Melnick and David Melnick reduced their salaries ten percent as of June 30, 1995, and no executive officer received a bonus.

     Options to purchase Common Stock are a key element in the Company's compensation program. Since the Company's Stock Option Plans provide for at least a one-year waiting period before options may be exercised and an exercise price of the Company's Common Stock at fair market value as of the date of grant, officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. No new options were granted to any executive officer during Fiscal 1995.

Performance Graph

Description:   The performance graph was prepared by the Center
               for Research in Security Prices. This line graph illustrates a comparison of five year-cumulative total returns for Pentech International, Inc., NASDAQ Stock Market (U.S. Companies) and NASDAQ
               Stocks (SIC 5000 - 5099 U.S. and Foreign) wholesale trade-durable goods from September 28, 1990 to September 29, 1995.

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, as of the date hereof, by each of the directors of the Company, by all persons known by the Company to be beneficial owners of more than five (5%) percent of the outstanding shares of Common Stock, and by all officers and directors as a group:

Name and Address              Shares (1)                  Percent

Norman Melnick                1,451,828(2)(3)              13.5%
195 Carter Drive
Edison, New Jersey  08817

John W. Linster                     - (4)                    (5)
195 Carter Drive
Edison, New Jersey  08817

David Melnick                 1,737,098(3)(6)              16.3%
195 Carter Drive
Edison, New Jersey  08817

Richard S. Kalin                481,089(3)(7)               4.5%

John F. Kuypers                 154,500(3)                  1.4%

Roy L. Boe                        5,000(8)                   (5)

Jerry Della Femina                5,000(8)                   (5)

David L. Babson & Co., Inc.   1,087,300(9)                 10.2%
One Memorial Drive
Cambridge, MA 02142-1300

All officers and              3,809,100(2)(3)(4)(6)        34.7%
directors as a group              (7)(8)
(seven persons)


(1) All shares of Common Stock are owned directly, unless otherwise noted.

(2) Includes 664,200 shares owned by his wife, Libby Melnick, and 12,100 shares owned by his minor child, as to which he disclaims beneficial ownership.

(3)  Includes 117,800, 67,000, 50,000, 132,100, and 376,900
     shares for Messrs. Norman Melnick, David Melnick, Kalin, Kuypers and all officers and directors as a group, respectively, that are issuable upon exercise of options exercisable at prices ranging from $3.125 to $6.625 per share. Does not include 82,200, 175,000, 37,000, 101,000,
     22,000 and 417,200 shares issuable upon exercise of options for Messrs. Norman Melnick, Linster, David Melnick, Kuypers and for all officers and directors as a group, which are not exercisable within 60 days.

(4) Does not include options to purchase 200,000 shares not exercisable within 60 days.

(5)  Less than one percent.

(6) Includes 719,228 shares owned by his wife, Dana Melnick, and 52,550 shares owned by his minor children, as to which he disclaims beneficial ownership.

(7) Includes 375,064 shares owned by his wife, Noelle Makenzie, and 6,000 shares owned by his minor child, as to which he disclaims beneficial ownership.

(8)  Includes options to purchase 5,000 shares; does not include
     5,000 shares, which are not exercisable within 60 days.

(9) Based on information furnished to the Company on Form 13G, dated January 11, 1995. David L. Babson & Co., Inc. ("Babson") has shared voting and dispositive power with respect to 317,000 of these shares. Babson is an Investment Advisor registered under Section 203 of the Investment Advisors Act.

     The Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change in control of the Company.

Compliance with Section 16(a) of the Exchange Act

     Effective May 1, 1991, the Securities and Exchange
Commission promulgated new rules under Section 16 of the Securities Exchange Act of 1934. The Company believes that during the preceding fiscal year its executive officers and directors have complied with all Section 16 filing requirements.

Certain Transactions

     During Fiscal 1995, the Company paid legal fees to, and reimbursed disbursements of, Mr. Kalin, a Secretary and Director of the Company, in the aggregate amount of approximately $242,740. Directors not otherwise employed or engaged by the Company receive a one-time option grant of 10,000 shares of Common Stock, an annual stipend of $5,000, and $750 per meeting they attend in person.

     In March 1990, the Company verbally agreed with Mrs. Libby Melnick, the wife of Norman Melnick, Chairman and a Director of the Company, to loan Mrs. Melnick money to purchase a life insurance policy (the "Policy"). The Company is a named insured on the Policy to the extent of premiums paid on the Policy. The proceeds of the Policy to be paid to the Company will be used to repay the loan. Through September 30, 1995 the Company has lent Mrs. Melnick an aggregate of $109,511 toward payment of the premiums on the Policy. The loan bears interest at the rate of eight percent per annum. The loan was approved by the Board of Directors of the Company.


                        2.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Selection of Auditors

     The Board of Directors has selected Ernst & Young, L.L.P. ("E&Y") as its independent certified public accountants to audit the financial statements of the Company for its current fiscal year ending September 30, 1995. Mr. Bernard Leone, a member of E&Y, is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer questions any shareholder may have with respect to the financial statements of the Company for Fiscal 1995.

Shareholder's Proposals

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 195 Carter Drive, Edison, New Jersey 08817 on or before November 10, 1997. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail-return receipt requested.

                              By Order of the Board of Directors,

                              Richard S. Kalin, Secretary

Dated:  March 11, 1996

PTK\Pxy97